Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT ANNOUNCES AGREEMENT TO SELL S&D COFFEE & TEA TO WESTROCK COFFEE IN AN ALL-CASH TRANSACTION

TORONTO, ON and TAMPA, FL – January 31, 2020 – Cott Corporation (NYSE:COT; TSX:BCB) (the “Company” or “Cott”) continues its transition into a pure-play water solutions provider with today’s announcement that it has entered into a definitive agreement pursuant to which Cott will sell S&D Coffee and Tea (“S&D”) to Westrock Coffee Company, LLC (“Westrock Coffee”) for $405 million on a debt free and cash free basis, subject to a customary working capital adjustment.

S&D has provided quality beverages since 1927 and is a U.S. market leader in custom coffee roasting and the largest blender of iced teas for food service and convenience stores in the United States. S&D is also a leader in the high growth category of extracts and ingredients.

“The S&D team is known for its dedication, hard work and passion for quality beverages and first-class service to its customers. That commitment is evident to anyone who visits S&D or works with them, and we are confident S&D will continue to thrive under its new ownership,” commented Tom Harrington, Cott’s Chief Executive Officer. “The combination of the sale of S&D, along with the recent announcement of Cott’s acquisition of Primo Water Corporation, positions Cott to be a pure-play water solutions provider with financial metrics more in line with our water peers,” continued Mr. Harrington.

The acquisition is expected to close in the first quarter of 2020 and is subject to certain customary closing conditions including regulatory approval. In conjunction with the transaction, BBH Capital Partners, a private equity strategy of Brown Brothers Harriman & Co., will provide acquisition capital alongside Westrock Coffee’s existing investors, including The Stephens Group, LLC.

BMO Capital Market Corp. acted as exclusive financial advisor to Cott while Drinker Biddle & Reath LLP acted as legal advisor. Wachtell, Lipton, Rosen & Katz acted as legal advisor to Westrock Coffee.

ABOUT COTT CORPORATION

Cott is a water and filtration service company with a leading volume-based national presence in the North American and European home and office delivery industry for bottled water, as well as a leading position in filtration. Our platform reaches over 2.5 million customers across North America and Europe and is supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors. This enables us to efficiently service residences, businesses, hotels and motels, small and large retailers and healthcare facilities.

Press Release

ABOUT WESTROCK COFFEE

Westrock Coffee is a farmer-focused, fully integrated company providing coffee sourcing and financing, supply chain management, roasting, packaging, and distribution services to customers around the world. The company has offices in seven countries which market coffee from more than 20 origin countries impacting over one million members of smallholder farming households. Through Westrock Coffee’s US-based roasting operations, the company roasts, grinds, packages, and delivers branded and private label coffee in bags, fractional packs, and single serve cups.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the completion of the transaction on the terms proposed, the anticipated timing of the transaction, the potential impact the acquisition will have on Cott and related matters, other pending transactions, and the execution of our strategic priorities. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: the satisfaction of the conditions to the transactions and other risks related to the completion of the transaction and actions related thereto; and the effect of economic, competitive, legal, governmental and technological factors on Cott’s business.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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